News Release

For Immediate Release:	For More Information, Contact:
January 27, 2021	Elaine Pozarycki
919-834-3090

First Bancorp Reports Fourth Quarter and Annual Results

SOUTHERN PINES, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $23.6 million, or $0.83 per diluted common share, for the three months ended December 31, 2020 compared to $20.9 million, or $0.71 per diluted common share, recorded in the fourth quarter of 2019. For the year ended December 31, 2020, the Company recorded net income of $81.5 million, or $2.81 per diluted common share compared to $92.0 million, or $3.10 per diluted common share, for 2019.

Earnings for 2020 were impacted by provisions for loan losses related to estimated losses arising from the economic impact of COVID-19. For the three months ended December 31, 2020, the Company recorded a provision for loan losses of $4.0 million compared to $3.2 million in the fourth quarter of 2019. For the year ended December 31, 2020, the Company recorded a provision for loan losses of $35.0 million compared to $2.3 million for 2019. The impact of the higher provisions for loan losses were partially offset by higher noninterest income realized in 2020, as described further below.

The Company experienced high balance sheet growth during 2020, with total assets increasing by $1.1 billion, or 18.7%. This growth was driven by a $1.3 billion, or 27.2%, increase in deposits during the year.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2020 was $56.0 million, a 2.5% increase from the $54.7 million recorded in the fourth quarter of 2019. Net interest income for the year ended December 31, 2020 amounted to $218.1 million, a 0.9% increase from the $216.2 million recorded in 2019. The increases in net interest income for the periods presented were primarily due to growth in average interest-earning assets, which increased by approximately 13.1% in 2020.

The Company’s net interest margin (a non-GAAP measure calculated by dividing tax-equivalent net interest income by average earning assets) for the fourth quarter of 2020 was 3.38%, which was 55 basis points lower than the 3.93% realized in the fourth quarter of 2019. In the fourth quarter 2020, the Company realized approximately $500,000 in interest recoveries, which favorably impacted the net interest margin for the quarter by 3 basis points. For the year ended December 31, 2020, the Company's net interest margin was 3.56% compared to 4.00% for 2019.

The lower 2020 margins were primarily due to the impact of lower interest rates and the lower incremental reinvestment rates realized from the funds provided by the high deposit growth. For the year ended December 31, 2020, the Company's interest-earning asset yield declined by 73 basis points compared to a 32 basis point decline in its cost of funds. However, the higher amount of interest-earning assets more than offset the margin compression and resulted in higher net interest income for the three and twelve months ended December 31, 2020, compared to the same periods of 2019.

The Company continued to have $241 million of PPP loans outstanding at December 31, 2020. The SBA began the forgiveness process in the fourth quarter of 2020, with the Company receiving $4 million in PPP forgiveness payoffs. For the three and twelve months ended December 31, 2020, the yield earned on those loans was 3.75% and 3.56%, which included $1.6 million and $4.1 million of amortization of origination fees, respectively. The Company has $6.0 million in remaining deferred PPP origination fees that will be recognized over the lives of the loans, with accelerated amortization expected to result from the loan forgiveness process.

Provision for Loan Losses and Asset Quality

As permitted by COVID-19 relief legislation enacted in March 2020 and December 2020, the Company has elected to defer the implementation of the Current Expected Credit Loss (CECL) methodology until January 1, 2021. Accordingly, the Company's allowance for loan losses at each period end is based on the Company's estimate of probable losses that have been incurred at the end of such period, including losses arising from the impact of COVID-19, in accordance with the pre-CECL methodology for determining loan losses.

The Company recorded a provision for loan losses of $4.0 million in the fourth quarter of 2020 compared to $3.2 million in the fourth quarter of 2019. For the year ended December 31, 2020, the Company recorded a provision for loan losses of $35.0 million compared to $2.3 million for 2019. The increases in 2020 were primarily related to estimated probable losses arising from the economic impact of COVID-19. With the onset of the pandemic in March 2020, the Company worked with many of its borrowers and provided the option of loan payment deferrals, with the Company deferring approximately $774 million loans at June 30, 2020. At December 31, 2020, loans on deferral status amounted to $16.6 million, or 0.4% of total loans.

Total net loan charge-offs for the fourth quarters of 2020 and 2019 amounted to $0.9 million and $1.0 million, respectively, or 0.07% and 0.09% of average loans on an annualized basis, respectively. For the year ended December 31, 2020 and 2019, total net charge-offs were $4.0 million and $1.9 million, respectively, or 0.09% and 0.04%, respectively, of average loans.

Total nonperforming loans amounted to $44.6 million at December 31, 2020, or 0.94% of total loans, compared to $33.9 million a year earlier, or 0.76% of total loans.

Noninterest Income

Total noninterest income was $20.0 million and $14.7 million for the three months ended December 31, 2020 and 2019, respectively. For the years ended December 31, 2020 and 2019, total noninterest income was $81.3 million and $59.5 million, respectively.

Service charges on deposit accounts amounted to $2.9 million for the fourth quarter of 2020 compared to $3.4 million in the fourth quarter of 2019. For 2020 and 2019, service charges on deposit accounts amounted to $11.1 million and $13.0 million, respectively. The decreases were primarily due to fewer instances of overdraft fees.

Fees from presold mortgages amounted to $4.5 million for the fourth quarter of 2020 compared to $1.3 million in the fourth quarter of 2019. For the years ended December 31, 2020 and 2019, fees from presold mortgages amounted to $14.2 million and $3.9 million, respectively. The increases in 2020 were primarily due to higher mortgage loan origination volume arising from historically low mortgage loan interest rates.

For the fourth quarters of 2020 and 2019, SBA consulting fees amounted to $1.9 million and $1.0 million, respectively. For 2020 and 2019, SBA consulting fees amounted to $8.6 million and $3.9 million, respectively. The increases in 2020 were due to fees earned by the Company's SBA subsidiary, SBA Complete, related to assisting its third-party client banks with the PPP. SBA Complete recorded approximately $0.9 million and $4.6 million in PPP fees for the three and twelve months ended December 31, 2020. At December 31, 2020, SBA

Complete also had $1.4 million in deferred revenue that will be recorded as income upon completing the forgiveness portion of the PPP.

During the second quarter of 2020, the Company sold approximately $220 million in mortgage-backed and commercial mortgage-backed securities at a gain of $8.0 million. The securities sold were believed to be favorably impacted by historically low interest rates and Federal Reserve stimulus measures.

Noninterest Expenses

Noninterest expenses amounted to $41.9 million in the fourth quarter of 2020 compared to $39.9 million recorded in the fourth quarter of 2019, an increase of 5.0%. For the years ended December 31, 2020 and 2019, noninterest expenses amounted to $161.3 million and $157.2 million, respectively, an increase of 2.6%. The increases were primarily due to higher commission expense resulting from increases in mortgage loan volume in 2020.

Income Taxes

The Company’s effective tax rate was 21.4% and 21.0% for the three and twelve months ended December 31, 2020, respectively, compared to 20.4% and 20.8% for the three and twelve months ended December 31, 2019, respectively.

Balance Sheet and Capital

Total assets at December 31, 2020 amounted to $7.3 billion, a 18.7% increase from a year earlier. The growth was driven by an increase in deposits.

Deposit growth for the fourth quarter of 2020 was $214 million, or 14.1% on an annualized basis. Deposit growth for the year ended December 31, 2020 was $1.3 billion, or 27.2%. In addition to deposits arising from PPP loans, this high deposit growth is believed to be due to a combination of stimulus funds and changes in customer behaviors during the pandemic.

Loans decreased in the fourth quarter by $83 million. Loan growth for the year ended December 31, 2020 was $278 million, or 6.2%, which includes $241 million in PPP loans. Loan growth in 2020 was impacted by a number of large commercial loan payoffs, as well as high levels of refinanced mortgage loans.

With the excess liquidity resulting from the high deposit growth, the Company reduced its level of borrowings by $239 million, or 79.4%, at December 31, 2020 compared to a year earlier. The Company has also increased its holdings of investment securities to $1.6 billion at December 31, 2020, an increase of $731 million, or 82.1%, compared to a year earlier.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at December 31, 2020 of 15.41%, an increase from the 14.89% reported at December 31, 2019. The Company’s tangible common equity to tangible assets ratio was 9.08% at December 31, 2020, a decrease of 112 basis points from a year earlier, which was impacted by the high balance sheet growth.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “Although our country continues to be in challenging times, we are pleased with our results for 2020. Our balance sheet and capital levels remain strong and position us well for the future." Mr. Moore also stated, "We remain committed to serving our communities with a high level of service during the ongoing pandemic, with almost all branch lobbies remaining open with safety precautions in place. We've also experienced record levels of usage of our easy-to-use mobile banking app."

The following is additional discussion of business development and other miscellaneous matters affecting the Company during the fourth quarter of 2020:

•On December 15, 2020, the Company announced a quarterly cash dividend of $0.18 per share payable on January 25, 2021 to shareholders of record on December 31, 2020.

•During the fourth quarter of 2020, the Company repurchased 131,413 shares of its common stock at an average stock price of $24.10, which totaled $3.2 million.

•The Company's Board of Directors has authorized a continuation of its share repurchase program with a maximum repurchase amount of $20 million and an expiration date of December 31, 2021.

* * *
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $7.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank Insurance Services is a subsidiary of First Bank and provides insurance products and services to individuals and businesses throughout First Bank’s market area. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary - Page 1

	Three Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2020	2019	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$53,099	56,030
Interest on investment securities	5,481	5,209
Other interest income	743	1,730
Total interest income	59,323	62,969	(5.8)%
Interest expense
Interest on deposits	2,921	6,552
Interest on borrowings	396	1,761
Total interest expense	3,317	8,313	(60.1)%
Net interest income	56,006	54,656	2.5%
Total provision for loan losses	4,031	3,176	26.9%
Net interest income after provision for loan losses	51,975	51,480	1.0%
Noninterest income
Service charges on deposit accounts	2,905	3,427
Other service charges, commissions, and fees	5,214	4,859
Fees from presold mortgage loans	4,458	1,267
Commissions from sales of insurance and financial products	2,333	2,059
SBA consulting fees	1,922	1,025
SBA loan sale gains	2,432	1,227
Bank-owned life insurance income	629	636
Securities gains (losses), net	—	—
Other gains (losses), net	103	162
Total noninterest income	19,996	14,662	36.4%
Noninterest expenses
Salaries expense	22,098	20,599
Employee benefit expense	3,715	3,694
Occupancy and equipment related expense	3,811	4,093
Merger and acquisition expenses	—	(21)
Intangibles amortization expense	995	1,121
Foreclosed property losses (gains), net	263	40
Other operating expenses	11,000	10,365
Total noninterest expenses	41,882	39,891	5.0%
Income before income taxes	30,089	26,251	14.6%
Income tax expense	6,441	5,368	20.0%
Net income	$23,648	20,883	13.2%

Earnings per common share - diluted	$0.83	0.71	16.9%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$56,006	54,656
Tax-equivalent adjustment (1)	457	382
Net interest income, tax-equivalent	$56,463	55,038	2.6%

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2020	2019	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$213,099	220,784
Interest on investment securities	21,154	20,888
Other interest income	3,431	8,435
Total interest income	237,684	250,107	(5.0)%
Interest expense
Interest on deposits	16,301	25,050
Interest on borrowings	3,261	8,853
Total interest expense	19,562	33,903	(42.3)%
Net interest income	218,122	216,204	0.9%
Total provision for loan losses	35,039	2,263	1,448.3%
Net interest income after provision for loan losses	183,083	213,941	(14.4)%
Noninterest income
Service charges on deposit accounts	11,098	12,970
Other service charges, commissions, and fees	20,097	19,481
Fees from presold mortgage loans	14,183	3,944
Commissions from sales of insurance and financial products	8,848	8,495
SBA consulting fees	8,644	3,872
SBA loan sale gains	7,973	8,275
Bank-owned life insurance income	2,533	2,564
Securities gains (losses), net	8,024	97
Other gains (losses), net	(54)	(169)
Total noninterest income	81,346	59,529	36.6%
Noninterest expenses
Salaries expense	84,941	79,129
Employee benefit expense	16,027	16,844
Occupancy and equipment related expense	15,563	16,145
Merger and acquisition expenses	—	192
Intangibles amortization expense	3,956	4,858
Foreclosed property losses (gains), net	547	939
Other operating expenses	40,264	39,087
Total noninterest expenses	161,298	157,194	2.6%
Income before income taxes	103,131	116,276	(11.3)%
Income tax expense	21,654	24,230	(10.6)%
Net income	$81,477	92,046	(11.5)%

Earnings per common share - diluted	$2.81	3.10	(9.4)%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$218,122	216,204
Tax-equivalent adjustment (1)	1,468	1,641
Net interest income, tax-equivalent	$219,590	217,845	0.8%

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2020	2019	2020	2019
Return on average assets (1)	1.30%	1.35%	1.20%	1.53%
Return on average common equity (2)	10.58%	9.78%	9.32%	11.32%
Net interest margin - tax-equivalent (3)	3.38%	3.93%	3.56%	4.00%
Net (recoveries) charge-offs to average loans	0.07%	0.09%	0.09%	0.04%

COMMON SHARE DATA
Cash dividends declared - common	$0.18	0.18	0.72	0.54
Stated book value - common	31.26	28.80	31.26	28.80
Tangible book value - common	22.35	20.30	22.35	20.30
Common shares outstanding at end of period	28,579,335	29,601,264	28,579,335	29,601,264
Weighted average shares outstanding - diluted	28,617,409	29,603,816	28,981,567	29,720,499

CAPITAL RATIOS
Tangible common equity to tangible assets	9.08%	10.20%	9.08%	10.20%
Common equity tier I capital ratio - estimated	13.22%	13.28%	13.22%	13.28%
Tier I leverage ratio - estimated	9.88%	11.19%	9.88%	11.19%
Tier I risk-based capital ratio - estimated	14.31%	14.41%	14.31%	14.41%
Total risk-based capital ratio - estimated	15.41%	14.89%	15.41%	14.89%

AVERAGE BALANCES ($ in thousands)
Total assets	$7,240,685	6,159,232	6,765,998	6,027,047
Loans	4,771,446	4,419,982	4,702,743	4,346,331
Earning assets	6,640,732	5,560,099	6,160,100	5,448,400
Deposits	6,232,692	4,939,182	5,644,290	4,824,216
Interest-bearing liabilities	4,085,619	3,716,248	3,897,912	3,720,536
Shareholders’ equity	889,481	847,317	874,532	812,823

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.
_____________________________________________________________________________________________
TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019

Net interest income - tax-equivalent (1)	$56,463	55,080	52,954	55,093	55,038
Taxable equivalent adjustment (1)	457	347	330	334	382
Net interest income	56,006	54,733	52,624	54,759	54,656
Provision for loan losses	4,031	6,120	19,298	5,590	3,176
Noninterest income	19,996	21,452	26,193	13,705	14,662
Noninterest expense	41,882	40,439	38,901	40,076	39,891
Income before income taxes	30,089	29,626	20,618	22,798	26,251
Income tax expense	6,441	6,329	4,266	4,618	5,368
Net income	23,648	23,297	16,352	18,180	20,883

Earnings per common share - diluted	0.83	0.81	0.56	0.62	0.71

Cash dividends declared per share	0.18	0.18	0.18	0.18	0.18
(1) See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At Dec. 31, 2020	At Sept. 30, 2020	At Dec. 31, 2019	One Year Change
Assets
Cash and due from banks	$93,724	92,465	64,519	45.3%
Interest-bearing deposits with banks	273,566	304,731	166,783	64.0%
Total cash and cash equivalents	367,290	397,196	231,302	58.8%

Investment securities	1,620,683	1,278,906	889,877	82.1%
Presold mortgages	42,271	34,028	19,712	114.4%
SBA loans held for sale	6,077	15,012	—	n/m

Total loans	4,731,315	4,813,736	4,453,466	6.2%
Allowance for loan losses	(52,388)	(49,226)	(21,398)	144.8%
Net loans	4,678,927	4,764,510	4,432,068	5.6%

Premises and equipment	120,502	118,568	114,859	4.9%
Operating right-of-use lease assets	17,514	18,400	19,669	(11.0)%
Intangible assets	254,638	255,489	251,585	1.2%
Foreclosed real estate	2,424	2,741	3,873	(37.4)%
Bank-owned life insurance	106,974	106,345	104,441	2.4%
Other assets	72,451	73,073	76,253	(5.0)%
Total assets	$7,289,751	7,064,268	6,143,639	18.7%

Liabilities
Deposits:
Noninterest-bearing checking accounts	$2,210,012	2,121,354	1,515,977	45.8%
Interest-bearing checking accounts	1,172,022	1,102,343	912,784	28.4%
Money market accounts	1,581,364	1,524,710	1,173,107	34.8%
Savings accounts	519,266	492,946	424,415	22.3%
Brokered deposits	20,222	36,736	86,141	(76.5)%
Internet time deposits	249	249	698	(64.3)%
Other time deposits > $100,000	543,894	549,423	563,108	(3.4)%
Other time deposits	226,567	232,465	255,125	(11.2)%
Total deposits	6,273,596	6,060,226	4,931,355	27.2%

Borrowings	61,829	61,816	300,671	(79.4)%
Operating lease liabilities	17,868	18,716	19,855	(10.0)%
Other liabilities	43,037	42,692	39,357	9.4%
Total liabilities	6,396,330	6,183,450	5,291,238	20.9%

Shareholders’ equity
Common stock	400,582	403,351	429,514	(6.7)%
Retained earnings	478,489	459,988	417,764	14.5%
Stock in rabbi trust assumed in acquisition	(2,243)	(2,230)	(2,587)	(13.3)%
Rabbi trust obligation	2,243	2,230	2,587	(13.3)%
Accumulated other comprehensive income (loss)	14,350	17,479	5,123	180.1%
Total shareholders’ equity	893,421	880,818	852,401	4.8%
Total liabilities and shareholders’ equity	$7,289,751	7,064,268	6,143,639	18.7%

n/m - not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019

Yield on loans	4.42%	4.38%	4.41%	4.93%	5.03%
Yield on securities	1.62%	2.02%	2.49%	2.65%	2.64%
Yield on other earning assets	0.57%	0.64%	0.55%	1.95%	1.91%
Yield on all interest-earning assets	3.55%	3.71%	3.80%	4.46%	4.49%

Rate on interest bearing deposits	0.29%	0.37%	0.46%	0.68%	0.76%
Rate on other interest-bearing liabilities	2.55%	2.06%	1.31%	1.91%	2.31%
Rate on all interest-bearing liabilities	0.32%	0.41%	0.52%	0.78%	0.89%
Total cost of funds	0.21%	0.26%	0.35%	0.56%	0.63%

Net interest margin (1)	3.35%	3.46%	3.47%	3.94%	3.90%

Net interest margin - tax-equivalent (2)	3.38%	3.48%	3.49%	3.96%	3.93%

Average prime rate	3.25%	3.25%	3.25%	4.42%	4.83%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.
______________________________________________________________________________________________________

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019

Interest income - increased by accretion of loan discount on acquired loans	$802	972	802	1,241	1,161
Interest income - increased by accretion of loan discount on retained portions of SBA loans	737	583	591	600	340
Interest expense - reduced by premium amortization of deposits	19	23	26	31	38
Interest expense - increased by discount accretion of borrowings	(45)	(45)	(45)	(45)	(45)
Impact on net interest income	$1,513	1,533	1,374	1,827	1,494

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019

Nonperforming assets
Nonaccrual loans	$35,076	31,656	34,922	25,066	24,866
Troubled debt restructurings - accruing	9,497	9,896	9,867	9,747	9,053
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	44,573	41,552	44,789	34,813	33,919
Foreclosed real estate	2,424	2,741	2,987	3,487	3,873
Total nonperforming assets	$46,997	44,293	47,776	38,300	37,792
Purchased credit impaired loans not included above (1)	$8,591	9,616	9,742	9,839	12,664
Asset Quality Ratios
Net quarterly (recoveries) charge-offs to average loans - annualized	0.07%	(0.06)%	0.12%	0.22%	0.09%
Nonperforming loans to total loans	0.94%	0.86%	0.94%	0.76%	0.76%
Nonperforming assets to total assets	0.64%	0.63%	0.69%	0.60%	0.62%
Allowance for loan losses to total loans	1.11%	1.02%	0.89%	0.54%	0.48%
(1) In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION - RECONCILIATION ($ in thousands)	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019

Net interest income, as reported	$56,006	54,733	52,624	54,759	54,656
Tax-equivalent adjustment	457	347	330	334	382
Net interest income, tax-equivalent (A)	$56,463	55,080	52,954	55,093	55,038
Average earning assets (B)	$6,640,732	6,294,556	6,102,012	5,595,734	5,560,099
Tax-equivalent net interest margin, annualized - as reported - (A)/(B)	3.38%	3.48%	3.49%	3.96%	3.93%

Net interest income, tax-equivalent	$56,463	55,080	52,954	55,093	55,038
Loan discount accretion	1,539	1,555	1,393	1,841	1,501
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$54,924	53,525	51,561	53,252	53,537
Average earnings assets (B)	$6,640,732	6,294,556	6,102,012	5,595,734	5,560,099
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized - (A) / (B)	3.29%	3.38%	3.40%	3.83%	3.82%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this Note. Loan discount accretion is a non-cash interest income adjustment that is related to 1) the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans, and 2) the Company’s origination of SBA loans and the subsequent sale of the guaranteed portions of the loans that results in a discount being recorded on the retained portion of the loans. These discounts are recognized into income over the lives of the loans. At December 31, 2020, the Company had a remaining loan discount balance on acquired loans of $8.9 million compared to $12.7 million at December 31, 2019. At December 31, 2020, the Company had a remaining loan discount balance on SBA loans of $7.3 million compared to $7.1 million at December 31, 2019. For the related loans that perform and pay down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.